Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of
United Community Banks, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2002 related to the consolidated balance sheets of United Community Banks, Inc. and subsidiary of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years  in the three year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K, United Community Banks, Inc.

        /s/    PORTER KEADLE MOORE, LLP

Atlanta, Georgia
April 22, 2002